UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): September 22, 2015

LookSmart, Ltd.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 California Street, 16th Floor San Francisco, CA 94108 (Address of principal executive offices)		94105 (Zip Code)

 Registrant’s telephone number, including area code: (415) 348-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 22, 2015, the Listing Qualifications Staff (the “Staff”) of The NASDAQ Stock Market LLC (“NASDAQ”) notified LookSmart, Ltd. (the “Company”) that, based upon the Company’s non-compliance with the minimum $2.5 million stockholders’ equity requirement for continued listing on The Nasdaq Capital Market, as set forth in NASDAQ Listing Rule 5550(b), the Company was subject to delisting from NASDAQ unless it timely requests a hearing before the NASDAQ Hearings Panel (the “Panel”). The Company plans to request a hearing before the Panel to address the deficiency, which request will stay any delisting action pending the ultimate outcome of the hearing process. The Panel has the discretion to grant the Company an additional 180 days from the date of the Staff’s notice to satisfy the applicable listing criteria, through March 21, 2016. The Company remains subject to a grace period, through January 3, 2016, to regain compliance with the minimum $1.00 bid price requirement.

As previously disclosed, the Company has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pyxis Tankers Inc. (“Pyxis”), the consummation of which will require the combined entity to satisfy the requirements for initial listing on NASDAQ. Pyxis has filed an application to list the combined entity’s securities on NASDAQ concurrent with the completion of the merger. If the transactions contemplated by the Merger Agreement, which are subject to approval by the Company’s stockholders at a special meeting, are completed, the holders of the Company’s common stock will receive securities in the combined entity and each share of the Company’s common stock will be cancelled.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

LookSmart, LTD

By: /s/ Michael Onghai
Michael Onghai
Chief Executive Officer

Date: September 25, 2015